Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
January 31, 2024

Farmers and Merchants Bancshares, Inc.	Contact: Mr. Gary A. Harris
4510 Lower Beckleysville Rd, Suite H	President and Chief Executive Officer
Hampstead, Maryland 21074	(410) 374-1510, ext. 1104

FARMERS AND MERCHANTS BANCSHARES, INC. REPORTS EARNINGS OF $6,418,337 or $2.08 PER SHARE FOR THE YEAR ENDED

DECEMBER 31, 2023

HAMPSTEAD, MARYLAND (January 31, 2024) – Farmers and Merchants Bancshares, Inc. (the “Company”), the parent of Farmers and Merchants Bank (the “Bank”), announced that net income for the year ended December 31, 2023 was $6,418,337, or $2.08 per common share (basic and diluted), compared to $8,090,127, or $2.66 per common share (basic and diluted), for the same period in 2022. The Company’s return on average equity during the year ended December 31, 2023 was 13.08% compared to 16.03% for the same period in 2022. The Company’s return on average assets during the year ended December 31, 2023 was 0.86% compared to 1.13% for the same period in 2022.

Net income for the three months ended December 31, 2023 was $1,415,230, or $0.46 per common share (basic and diluted), compared to $2,014,282, or $0.66 per common share (basic and diluted), for the fourth quarter of 2022. The Company’s return on average equity during the three months ended December 31, 2023 was 11.92% compared to 17.76% for the same period in 2022. The Company’s return on average assets during the three months ended December 31, 2023 was 0.72% compared to 1.12% for the same period in 2022.

Net interest income for the year ended December 31, 2023 was $2,707,482 lower when compared to the same period in 2022 due to a decrease in the taxable equivalent net yield on average net interest earning assets to 2.97% for the year ended December 31, 2023 from 3.54% for the same period in 2022. The decline in net yield was partially offset by a $41.2 million increase in average interest earning assets to $728.0 million for the year ended December 31, 2023 from $686.8 million for the same period in 2022. Higher interest expense on deposits and borrowings was the driving factor in the lower net interest income. The Federal Reserve rate increases caused the cost of deposits and borrowings to increase significantly by 133 basis points to 1.74% for the year ended December 31, 2023 from 0.41% for the same period in 2022. In addition, average interest bearing liabilities increased by $42.2 million to $570.4 million for the year ended December 31, 2023 from $528.2 million for the same period in 2022. The taxable equivalent net yield on total average interest-earning assets increased 48 basis points to 4.33% for the year ended December 31, 2023 from 3.85% for the same period in 2022, partially offsetting the higher cost of funds. The Company entered into several interest rate swaps structured as fair value hedges during 2023, some in combination with the purchase of mortgage backed securities, to offset the impact of higher interest expense on deposits and borrowings.

Based on the Company’s CECL methodology, a recovery of $570,000 of credit losses was recorded for the year ended December 31, 2023 compared to provision expense of $475,000 recorded for the year ended December 31, 2022. The recovery of credit losses was due primarily to a recovery of $387,000 from loans charged off over 10 years ago which also resulted in lower historical losses and a significant decrease in the required reserve for loans. In addition, an individually evaluated loan that had a $74,208 reserve at December 31, 2022 no longer required a reserve as of December 31, 2023.

Noninterest income decreased by $702,438 for the year ended December 31, 2023 when compared to the same period in 2022, primarily as a result of a $669,077 net decrease in gain on insurance proceeds, a $117,046 decrease in mortgage banking revenue and a $138,741 decrease in the gain on the sale of SBA loans, offset by a $67,539 increase in the fair value adjustment of an equity security, and a $116,233 increase in bank owned life insurance income. The decrease in mortgage banking revenue reflects a decline in refinancings due to rising interest rates. Noninterest expense was $225,354 lower for the year ended December 31, 2023 compared to the prior year, due primarily to a $257,243 decrease on other real estate owned and an $117,639 decrease in salaries and benefits, offset by a $91,876 increase in furniture and equipment and a $65,777 increase in other expenses. The decrease in other real estate owned expense is primarily due to a $249,217 gain on the sale of other real estate owned for which the carrying value was $0. The decrease in salaries and benefits was due to a $495,875 decrease in bonus expense, primarily due to lower net income, offset by normal annual salary increases as well as the hiring of several new employees. The increase in furniture and equipment expenses was due primarily to upgrades of equipment as the Company moves toward a conversion of its core system in 2024.

Income taxes decreased by $467,776 during the year ended December 31, 2023 when compared to the same period in 2022 due to lower earnings before taxes. The effective tax rate increased to 23.9% for the year ended December 31, 2023 from 23.5% for the same period last year due to a decrease in the amount of nontaxable income included in pretax income year-over-year.

Total assets increased to $800 million at December 31, 2023 from $718 million at December 31, 2022. Loans increased to $523 million at December 31, 2023 from $517 million at December 31, 2022. Investments in debt securities increased to $184 million at December 31, 2023 from $147 million at December 31, 2022. Cash and cash equivalents increased to $45 million at December 31, 2023 from $7 million at December 31, 2022. Deposits increased to $681 million at December 31, 2023 from $624 million at December 31, 2022. Approximately 20% of total deposits were uninsured by the FDIC at December 31, 2023. The implementation of the new credit loss methodology required by generally accepted accounting principles, known as current expected credit losses, or CECL, on January 1, 2023 resulted in a $335,935 increase in the credit loss reserve on loans, available credit, and held to maturity securities. This additional reserve, net of income taxes, was recorded as a reduction of equity and was not a component of the income statement. The Company’s tangible equity was $45 million at December 31, 2023 and $41 million at December 31, 2022. Tangible equity is a non-GAAP measure, which is equity ($52 million and $48 million at December 31, 2023 and 2022, respectively) less goodwill and other intangibles ($7 million at both December 31, 2023 and 2022).

The book value of the Company’s common stock increased to $16.74 per share at December 31, 2023 from to $15.56 per share at December 31, 2022. Book value per share at December 31, 2023 is reflective of the $23 million unrealized loss on the Company’s available for sale (“AFS”) investment portfolio as a result of the significant rise in interest rates over the last 24 months. Changes in the market value of the AFS investment portfolio, net of income taxes, are reflected in the Company’s equity, but are not included in the income statement. The Company’s AFS investment portfolio is comprised of 58% government agency mortgage backed securities which are fully guaranteed, 36% investment grade non agency mortgage backed securities, 2% investment grade corporate and municipal bonds, and 4% subordinated debt of other community banks. Based on management’s analysis, there is no indication of credit deterioration in any of the bonds and the Company intends to hold these investments to maturity, so no actual losses are anticipated. The unrealized loss on the AFS investment portfolio had no impact on regulatory capital because the Company elected many years ago to not include market value fluctuations in the calculation of regulatory capital.

The Company began utilizing the Federal Reserve Bank’s Bank Term Funding Program (“BTFP”) during the second quarter of 2023 and had borrowings of $33,000,000 outstanding at December 31, 2023. Eligible collateral for the BTFP includes mortgage backed securities which are valued at par instead of market providing greater availability than other facilities. The BTFP also provides competitive fixed rates for up to a one-year term and advances can be refinanced or paid off in full or in part at any time. This facility, along with the Company’s Federal Home Loan Bank facility, other borrowing lines available, unpledged securities, brokered deposit access, and cash, provided the Company with access to approximately $379 million of liquidity at December 31, 2023.

Gary A. Harris, President and CEO, commented “2023 was a challenging year with higher deposit and borrowing costs, which significantly reduced our net interest margin and negatively impacted our earnings. It appears that the higher interest rate environment will continue well into 2024. However, we are optimistic about our high quality loan portfolio and new loan activity. Our liquidity position remains strong. I have confidence in our experienced team to manage through this difficult interest rate environment.”

About the Company

The Company is a financial holding company and the parent of the Bank. The Bank was chartered in Maryland in 1919 and has over 100 years of service to the community. The Bank serves the deposit and financing needs of both consumers and businesses in Carroll and Baltimore Counties along the Route 30, Route 795, Route 140, and Route 26 corridors. The main office is located in Upperco, Maryland, with seven additional branches in Owings Mills, Hampstead, Greenmount, Reisterstown, Westminster, and Eldersburg. Certain broker-dealers make a market in the common stock of Farmers and Merchants Bancshares, Inc., and trades are reported through the OTC Markets Group’s Pink Market under the symbol “FMFG”.

Forward-Looking Statements

The statements contained herein that are not historical facts are forward-looking statements (as defined by the Private Securities Litigation Reform Act of 1995) based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “will,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the Company’s periodic reports filed with the Securities and Exchange Commission entitled “Risk Factors”.

Farmers and Merchants Bancshares, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

	December 31,	December 31,
	2023	2022

Assets

Cash and due from banks	$44,404,473	$6,414,822
Federal funds sold and other interest-bearing deposits	285,864	848,715
Cash and cash equivalents	44,690,337	7,263,537
Certificates of deposit in other banks	100,000	100,000
Securities available for sale, at fair value	164,084,673	126,314,449
Securities held to maturity, at amortized cost less allowance for credit losses of $35,627 and $0	20,163,622	20,508,997
Equity security, at fair value	507,130	489,145
Restricted stock, at cost	863,500	1,332,500
Mortgage loans held for sale	-	428,355
Loans, less allowance for credit losses of $4,285,247 and $4,150,198	523,308,044	516,920,540
Premises and equipment, net	6,583,452	6,186,594
Accrued interest receivable	2,180,734	1,815,784
Deferred income taxes, net	8,312,482	8,392,658
Other real estate owned, net	1,242,365	1,242,365
Bank owned life insurance	14,930,754	14,585,342
Goodwill and other intangibles, net	7,034,424	7,042,752
Other assets	5,939,309	5,587,654
	$799,940,826	$718,210,672

Liabilities and Stockholders' Equity

Deposits
Noninterest-bearing	$115,284,706	$126,695,349
Interest-bearing	565,678,145	496,915,775
Total deposits	680,962,851	623,611,124
Securities sold under repurchase agreements	6,760,493	5,175,303
Federal Home Loan Bank of Atlanta advances	5,000,000	20,000,000
Federal Reserve Bank advances	33,000,000	-
Long-term debt, net of issuance costs	13,212,378	15,095,642
Accrued interest payable	1,482,773	349,910
Other liabilities	7,344,040	6,203,730
	747,762,535	670,435,709
Stockholders' equity
Common stock, par value $.01 per share, authorized 5,000,000 shares; issued and outstanding 3,116,966 shares in 2023 and 3,071,214 shares in 2022	31,170	30,712
Additional paid-in capital	30,398,080	29,549,914
Retained earnings	39,433,185	35,300,166
Accumulated other comprehensive loss	(17,684,144)	(17,105,829)
	52,178,291	47,774,963
	$799,940,826	$718,210,672

Farmers and Merchants Bancshares, Inc. and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	Year Ended December 31,
	2023	2022

Interest income
Loans, including fees	$25,730,722	$22,565,034
Investment securities - taxable	4,299,206	2,981,300
Investment securities - tax exempt	554,396	570,655
Federal funds sold and other interest earning assets	738,814	152,664
Total interest income	31,323,138	26,269,653

Interest expense
Deposits	7,971,094	1,375,691
Securities sold under repurchase agreements	41,873	12,768
Federal Home Loan Bank advances	485,886	93,079
Federal Reserve Bank advances	823,319	-
Long-term debt	584,953	664,620
Total interest expense	9,907,125	2,146,158
Net interest income	21,416,013	24,123,495

(Recovery of) provision for credit losses	(570,000)	475,000

Net interest income after (recovery of) provision for credit losses	21,986,013	23,648,495

Noninterest income
Service charges on deposit accounts	792,941	777,901
Mortgage banking income	96,997	214,043
Bank owned life insurance income	345,412	229,179
Fair value adjustment of equity security	5,445	(62,094)
Gain on sale of SBA loans	19,392	158,123
Gain on insurance proceeds, net	4,406	673,483
Other fees and commissions	326,907	303,303
Total noninterest income	1,591,500	2,293,938

Noninterest expense
Salaries	7,544,773	7,865,194
Employee benefits	2,000,932	1,798,150
Occupancy	874,775	890,926
Furniture and equipment	983,126	891,250
Other real estate owned, net	(235,538)	21,705
Other	3,973,858	3,900,055
Total noninterest expense	15,141,926	15,367,280

Income before income taxes	8,435,587	10,575,153
Income taxes	2,017,250	2,485,026
Net income	$6,418,337	$8,090,127

Earnings per common share - basic	$2.08	$2.66
Earnings per common share - diluted	$2.08	$2.66

Farmers and Merchants Bancshares, Inc.
Selected Consolidated Financial Data
(unaudited)

	2023	2022	2021

OPERATING DATA

Interest income	$31,323,138	$26,269,653	$25,680,403
Interest expense	9,907,125	2,146,158	2,805,299
Net interest income	21,416,013	24,123,495	22,875,104
Provision for (recovery of) loan losses	(570,000)	475,000	330,000
Net interest income after provision for (recovery of) loan losses	21,986,013	23,648,495	22,545,104
Noninterest income	1,591,500	2,293,938	2,165,914
Noninterest expense	15,141,926	15,367,280	14,128,599
Income before income taxes	8,435,587	10,575,153	10,582,419
Income taxes	2,017,250	2,485,026	2,432,813
Net income	$6,418,337	$8,090,127	$8,149,606

PER SHARE DATA

Net income (basic and diluted)	$2.08	$2.66	$2.70
Dividends	$0.66	$0.63	$0.57
Book value	$16.74	$15.56	$18.64

KEY RATIOS

Return on average assets	0.86%	1.13%	1.16%
Return on average equity	13.08%	16.03%	14.85%
Efficiency ratio	65.81%	58.17%	56.42%
Dividend payout ratio	31.73%	23.68%	21.11%
Net yield on interest-earning assets	2.97%	3.54%	3.47%
Tier 1 capital leverage ratio	9.42%	9.83%	9.27%

AT PERIOD END

Total assets	$799,940,826	$718,210,672	$716,677,255
Gross loans	528,166,501	521,679,143	485,661,602
Cash and cash equivalents	44,690,337	7,263,537	26,462,106
Securities	184,248,295	146,823,446	171,089,891
Deposits	680,962,851	623,611,124	626,414,670
Borrowings	57,972,871	40,270,945	27,392,931
Stockholders' equity	52,178,291	47,774,963	56,621,458

SELECTED AVERAGE BALANCES

Total assets	$745,478,612	$714,115,497	$703,455,422
Gross loans	528,910,091	498,427,308	515,167,318
Cash and cash equivalents	18,497,261	20,015,477	38,059,811
Securities	182,159,701	174,776,879	119,905,876
Deposits	642,039,185	631,809,943	489,816,460
Borrowings	48,040,853	26,042,874	32,398,746
Stockholders' equity	49,063,426	50,457,994	54,885,256

ASSET QUALITY

Nonperforming assets	$1,897,775	$1,897,775	$6,454,940

Nonperforming assets/total assets	0.24%	0.26%	0.90%

Allowance for credit losses on loans/total loans	0.81%	0.80%	0.75%